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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           HUTTIG SASH & DOOR COMPANY


         The name of the Corporation is HUTTIG SASH & DOOR COMPANY. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 2, 1913.

         This Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the Corporation, as heretofore amended and supplemented, and was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

                                    ARTICLE I

         The name of the corporation (hereinafter called the "Corporation") is Huttig Building Products, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, par value $.01 per share ("Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock").

         The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences, and rights of such stock, and the qualifications and restrictions thereof.

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         (a) At all meetings of the shareholders of the Corporation the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

         (b) Shares of the Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. Except as otherwise provided in the resolution setting forth the designations and rights of the series of Preferred Stock, all shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative. The relative preferences, participating, optional and other special rights of each such series, and limitations thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designation, preference, and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

            (1) the distinctive designation of, and the number of shares of the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

            (2) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series may be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative, partially cumulative or non-cumulative;

            (3) the right, if any, of the holders of shares of the series to convert the same into shares of any other class or classes of stock of the Corporation or any of its subsidiaries, and the terms and conditions of such conversion;

            (4) the right, if any, of the holders of shares of the series to exchange the same for any other class or classes of stock of the Corporation or any of its subsidiaries or for any other property that the Board of Directors may determine, and the terms and conditions of such exchange;

            (5) whether shares of the series shall be subject to redemption and the redemption price or prices and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

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            (6) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

            (7) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

            (8) the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, (1) to cast more or less than one vote per share on any or all matters voted upon by the shareholders, (2) to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may fix.

         (c) The relative preferences, rights and limitations of each series of Preferred Stock in relation to the preferences, rights and limitations of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article IV, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

         (d) Subject to the provisions of the preceding paragraph (c), shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than the par value thereof, as shall be fixed by the Board of Directors.

                                    ARTICLE V

                               BOARD OF DIRECTORS

         Section 1. Number. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which shall consist of not less than three nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

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         Section 2. Election and Terms. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2000 Annual Meeting of Stockholders, the term of office of the second class to expire at the 2001 Annual Meeting of Stockholders and the term of office of the third class to expire at the 2002 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

         Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

         Section 5. Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article V.

                                   ARTICLE VI

                               STOCKHOLDER ACTION

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this
Article VI.

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                                   ARTICLE VII

                                BY-LAW AMENDMENTS

         The Board of Directors shall have the power to make, alter, amend or repeal the By-laws of the Corporation by such vote as may be specified therein. The affirmative vote of the holders of two-thirds or more of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VII.

                                  ARTICLE VIII

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, that, but for this Article VIII, would accrue or arise prior to such repeal or modification.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer on September 21, 1999.

                                        HUTTIG SASH & DOOR COMPANY

                                        By: /s/ David S. Smith
                                           ----------------------------------
                                           David S. Smith
                                           Vice President - Finance


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